SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [  ]

Filed by a Party Other than the Registrant [x]

Check the Appropriate Box:

     [x]  Preliminary Proxy Statement
     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
     [ ]  Definitive Proxy Statement
     [ ]  Definitive Additional Materials
     [ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                         THE SALOMON BROTHERS FUND INC.
                (Name of registrant as specified in its charter)

                          ELLIOTT ASSOCIATES, L.P. AND
                           ELLIOTT INTERNATIONAL, L.P.
    (Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the Appropriate Box):

     [x]  No fee required.
     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

          (1) Title of each class of  securities to which  transaction  applies:
          (2) Aggregate number of securities to which transaction  applies:
          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it is determined):
          (4) Proposed maximum aggregate value of transaction:
          (5) Total fee paid:

     [ ] Fee paid previously with preliminary materials:
     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1) Amount Previously Paid:
          (2) Form, Schedule or Registration Statement no.:
          (3) Filing Party:
          (4) Date Filed:

                         SPECIAL MEETING OF STOCKHOLDERS

                                       OF

                         THE SALOMON BROTHERS FUND INC.

                                October 21, 2005

                           ---------------------------

                                 PROXY STATEMENT

                                       OF

                            ELLIOTT ASSOCIATES, L.P.

                                       AND

                           ELLIOTT INTERNATIONAL, L.P.

                           ---------------------------

                                  INTRODUCTION

     This proxy statement and [BLUE] proxy card are being furnished to you in connection with the solicitation of proxies by Elliott Associates, L.P. ("Elliott Associates") and Elliott International, L.P. ("Elliott International," and together with Elliott Associates, the "Concerned Stockholders") to be used at the Special Meeting of stockholders of The Salomon Brothers Fund Inc., a Maryland corporation ("SBF" or the "Fund"), to be held, according to the most recent proxy statement filed by the Fund, at [__]:00 a.m., local time, on October 21, 2005 at Citigroup Center, 153 East 53rd Street, 14th Floor, New York, New York 10022, and at any adjournments or postponements thereof (the "Special Meeting"). Based on publicly available information, the Concerned Stockholders are collectively the largest stockholder of the Fund.

        WE EMPHASIZE THIS IS NOT A ROUTINE MATTER, AND YOUR PARTICIPATION
             AS A STOCKHOLDER OF THE FUND IS OF CRITICAL IMPORTANCE.

     At the Special Meeting, SBF's stockholders will be asked to approve a new management agreement ("New Management Agreement") for the Fund in connection with the pending transaction ("Transaction") contemplated by the Transaction Agreement dated as of June 23, 2005 ("C-L Contract") between Citigroup Inc. ("Citigroup") and Legg Mason, Inc. ("Legg Mason").

     We are soliciting your proxy "AGAINST" the approval of the New Management Agreement.

     For many years the Fund's shares have traded at a significant percentage discount to the net asset value of the portfolio of securities held by the Fund ("NAV"). In fact, the discount has averaged 11% since 1990(1) and 14% since the beginning of 2002.(2) The Concerned Stockholders believe now is the time for all stockholders to send SBF's Board of Directors (the "Board") one clear message - we all want them to eliminate or nearly eliminate that discount to NAV now. Voting "AGAINST" the approval of that New Management Agreement is the best way to deliver that message, in our opinion.

     SBF has publicly set the record date for determining stockholders entitled to notice of and to vote at the Special Meeting as August 22, 2005 (the "Record Date"). Stockholders of record at the close of business on the Record Date will be entitled to one vote at the Special Meeting for each share of the Fund's common stock, $1.00 par value (the "Common Stock"), held by them on the Record Date. As set forth in the proxy statement of the Fund filed with the Securities and Exchange Commission ("SEC") on September [___], 2005 (the "Fund Proxy Statement"), as of the close of business on the Record Date there were [_______] shares of Common Stock issued and outstanding.

----------

(1) Discount figure based on publicly available quarter-end share price and NAV data from Bloomberg ("NAV" function) over the period from June 29, 1990 to June 30, 2005, with June 29, 1990 being the earliest quarterly NAV data available on Bloomberg.

(2) Discount figure based on publicly available month-end share price and NAV data from Bloomberg ("NAV" function) over the period from January 31, 2002 to August 31, 2005.

     The Concerned Stockholders are first furnishing this proxy statement and [BLUE] proxy card to stockholders on or about September [__], 2005.

     The Fund's principal executive offices are located at 125 Broad Street, 10th Floor, New York, New York 10004.

                                    IMPORTANT

     The Concerned Stockholders are seeking your support and are asking that you vote "AGAINST" the New Management Agreement at the Special Meeting in an effort to seek greater value for all Fund stockholders.

     Approval of the New Management Agreement requires the affirmative vote of a "majority of the outstanding voting securities" of the Fund. According to the Fund Proxy Statement, under applicable law, the vote of "a majority of the outstanding voting securities" means the affirmative vote of the lesser of (a) 67% or more of the voting securities of the Fund that are present at the Special Meeting or represented by proxy if holders of shares representing more than 50% of the outstanding voting securities of the Fund are present or represented by proxy or (b) more than 50% of the outstanding voting securities of the Fund. This number of votes shall be referred to in this proxy statement as the "Required Consent." REGARDLESS OF THE NUMBER OF FUND SHARES THAT YOU OWN, YOUR VOTE IS IMPORTANT. PLEASE ACT TODAY.

     Because the Concerned Stockholders are contesting the approval of the New Management Agreement at the Special Meeting, only shares of Common Stock that are voted in favor of the New Management Agreement will be counted toward its attaining the required number of votes needed for approval. As a practical matter this means that abstentions and broker non-votes, if any, have the effect of votes against these proposals. Nevertheless, it is important that you vote "AGAINST" the approval of the New Management Agreement in order to send a clear message to the Fund's Board to take immediate action to increase stockholder value.

          WE URGE YOU TO SIGN, DATE AND MAIL TODAY THE ENCLOSED [BLUE]
               PROXY VOTING "AGAINST" THE NEW MANAGEMENT AGREEMENT

     A vote "AGAINST" the New Management Agreement sends a message by you -- the true owners of the Fund - to the Fund's management and Board that now is the time to take action to eliminate or nearly eliminate the discount between the Fund's share price and the NAV. Remember, the Fund is your company and its Board works for you. Tell your Board that you want it to take immediate action to enhance the value of your investment in the Fund by eliminating the NAV discount.

     We urge you NOT to sign any proxy card (or form of proxy) sent to you by the Fund, not even as a protest vote. If you have already done so, you have every right to change your vote and instead vote "AGAINST" the New Management Agreement by doing the following:

     (1) Sign, date and promptly mail to us the enclosed [BLUE] proxy card, which must be dated after any proxy you may have already submitted to the Fund, using the postage-paid envelope provided. You also may send your proxy to us at the address set forth below. Questions and requests for assistance may also be directed to Innisfree M&A Incorporated, which is assisting us, as follows:

                    Elliott Associates, L.P. and Elliott International, L.P. c/o Innisfree M&A Incorporated
                    501 Madison Avenue
                    New York, New York  10022

                                      -or-

                    Call Toll-Free (from the U.S. or Canada) 1-888-750-5834

     (2) Do not return any [COLOR] proxy card sent to you by the Fund.

     Please note that voting by proxy will not prevent you from voting at the Special Meeting in person should you decide to attend.

See "HOW TO DELIVER YOUR PROXY" below for more information.

REMEMBER, ONLY YOUR MOST RECENTLY DATED PROXY COUNTS. PLEASE ACT TODAY.

     Our goal is to defeat the Fund's proposal seeking stockholder approval for the New Management Agreement. Although we expect the most efficient way to do so is to obtain a sufficient number of votes "AGAINST" that proposal, there are circumstances under which it may be possible to defeat the Board's proposal by withholding proxies and denying the Fund a quorum. The Concerned Stockholders would like the flexibility to exercise that option. Accordingly, you should understand that by voting "AGAINST" the New Management Agreement on the [BLUE] proxy card you will be deemed also to be granting the Concerned Stockholders the right to withhold your proxy if they believe in good faith that such course of action will defeat the Fund's proposal.

                                   WHO ARE WE?

     Elliott Associates and its sister fund, Elliott International, private investment partnerships under common control, have more than $5.2 billion of capital under management as of July 2005. Collectively we are the Fund's largest stockholder owning approximately 6% of the Fund's outstanding Common Stock. Founded in 1977, Elliott Associates is one of the oldest funds of its kind under continuous management. The Concerned Stockholders have owned shares of SBF since 2002, and have been long-term investors in the Fund. But our patience has run out. Hasn't yours?

                                   BACKGROUND

     Citigroup and Legg Mason entered into the C-L Contract, pursuant to which Citigroup would sell substantially all of its asset management business, Citigroup Asset Management ("CAM"), to Legg Mason in exchange for Legg Mason's broker-dealer and investment banking businesses, 4.39% of Legg Mason's outstanding voting securities, and shares of non-voting, convertible preferred stock representing 10% of the pro-forma common stock of Legg Mason, on an as converted basis, and, subject to adjustments, approximately $550 million in the form of a five-year loan facility issued to Legg Mason by Citigroup. Following the transaction, Salomon Brothers Asset Management Inc., a subsidiary of Citigroup and the Fund's adviser ("Adviser"), will become a wholly owned subsidiary of Legg Mason. According to the Fund's publicly-filed documents, the Transaction is subject to certain conditions, including certain regulatory approvals, the approvals by certain advisory clients of CAM, and the conversion of Legg Mason's subsidiary, Legg Mason Trust, fsb, from a federal thrift charter to a trust company chartered under state law or the National Bank Act that is not a bank, thrift or savings association under the Bank Holding Company Act. According to the Fund Proxy Statement, there is no assurance that the Transaction will be completed, but public statements from Citigroup and Legg Mason indicate that it is expected to be completed during the fourth quarter of 2005. Additional information about the Transaction can be found in the Form 8-K filed by Citigroup on June 30, 2005.

     The Investment Company Act of 1940, as amended ("1940 Act") requires an advisory agreement to provide for automatic termination in the event of its assignment. According to the Fund Proxy Statement, the closing of the Transaction will constitute an "assignment" for purposes of the 1940 Act, resulting in an automatic termination of the Fund's current management agreement with the Adviser. As a result, the Fund's Board has approved the New Management Agreement and is now submitting it to the Fund's stockholders for approval at the Special Meeting.

                       WHY ARE WE ASKING FOR YOUR SUPPORT?

     THE CONCERNED STOCKHOLDERS, WITH COLLECTIVE OWNERSHIP OF APPROXIMATELY 6% OF THE FUND'S COMMON STOCK, ARE DEEPLY CONCERNED BY THE FUND'S PERFORMANCE AND CONTINUING DISCOUNT TO NAV.

     Our overall trading strategy includes identifying, creating and increasing stockholder value in each company and fund in which we invest, and we believe our years of investing experience have enabled us to identify companies and funds where stockholder value can be improved. We believe SBF is clearly such a fund. That is why we have undertaken, at our own considerable expense, to solicit your proxies. (For additional information about the Concerned
Stockholders, please see "CERTAIN INFORMATION REGARDING THE CONCERNED STOCKHOLDERS AND OTHER PARTICIPANTS IN THE SOLICITATION" below.)

     We believe that stockholders like you who have invested your hard-earned money are the true owners of their funds. So if a fund in which we have invested is being poorly managed, in our opinion, we will often try to speak with its management about our concerns. In fact, we have discussed our concerns with the Fund's management. While certain members of Fund management have acknowledged the NAV discount problem at a recent meeting we attended, they have failed to take effective action to remedy the situation. As such, we remain deeply concerned by the discount of the Fund's share price to its NAV, a situation which stockholders have suffered through for several years. We remain concerned that the Fund's management, in our opinion, has not taken any successful action to effectively eliminate or nearly eliminate that discount. Since management and the Board have failed, in our view, to take any appropriate action or steps to address our concerns, we are forced to take our case directly to you, our fellow stockholders. We urge you not to let this unique opportunity pass to take action to enhance the value of your investment in the Fund.

     WE ARE DEEPLY CONCERNED BY THE FUND'S LOW SHARE PRICE; AND

     WE ARE DEEPLY CONCERNED ABOUT THE FUND'S MEANINGFUL DISCOUNT TO NAV.

     THE HISTORICAL AVERAGE 14% DISCOUNT TO NAV MEASURED FROM THE BEGINNING OF 2002 AND ENDING AUGUST 31, 2005 IMPLIES APPROXIMATELY $200 MILLION IN AGGREGATE VALUE TRAPPED IN THE FUND, WHICH IS ROUGHLY $2.00 PER SHARE.(3)

     THE MOST RECENTLY DISCLOSED AGGREGATE NAV INFORMATION FROM THE FUND, BASED ON FIGURES AS OF JUNE 30, 2005, INDICATES A 13% DISCOUNT TO NAV ON SUCH DATE AND OVER $187 MILLION OF TRAPPED VALUE REPRESENTED BY THAT DISCOUNT.(4) THIS EQUATES TO $1.89 PER SHARE.

     WOULDN'T YOU PREFER TO HAVE THAT MONEY IN YOUR POCKET?

     TELL THE BOARD TO ACT NOW TO FREE THAT TRAPPED VALUE FOR THE BENEFIT OF ALL FUND STOCKHOLDERS BY VOTING AGAINST THE NEW MANAGEMENT AGREEMENT ON THE ENCLOSED [BLUE] PROXY CARD.

     Since February 2002, the Fund's Common Stock has consistently traded at a significant discount to its NAV. Steps taken to date by the Fund and its management to reduce or eliminate the discount have been inadequate and have failed to enhance stockholder value in any meaningful way. The Concerned Stockholders believe it is inappropriate to approve a new management agreement unless and until the Fund agrees to take specific action to eliminate (or nearly eliminate) this discount. Absent such agreement to take concrete, meaningful action to eliminate (or nearly eliminate) the discount to NAV, the Concerned Stockholders oppose the approval of the New Management Agreement and urge you, the true owners of the Fund, to vote "AGAINST" management's proposal. Send the Board a message that you want them to enhance the value of your investment in the Fund and that you want them to do so today. Accordingly, the Concerned Stockholders are seeking your help. Ask yourself:

     HOW MUCH IS THE DISCOUNT TO NAV COSTING YOU?

     WOULD YOU LIKE THAT DISCOUNT TO COMPLETELY OR NEARLY DISAPPEAR?

     We believe that now is the time that we, the stockholders of the Fund, can send a message to the Fund and its management team to take the immediate and necessary actions to eliminate or nearly eliminate the discount to NAV.

     A word of caution: We believe that SBF will try to convince you that permanently eliminating the NAV discount is NOT in your best interest. In effect, we suspect the Fund will try to convince you that you are better off with an asset worth $13.00 per share than an asset worth $14.89 per share.(5) We trust that you will see things differently.

     The Concerned Stockholders believe that the recent reduction in the discount to NAV is a result of the announcement and subsequent news with respect to the Transaction. We believe that this narrowing of the NAV discount is temporary, and due only to investors apparently seeing this Transaction as a possible catalyst for an initiative that would enable stockholders to realize their investment at or very close to NAV. We do not believe that any action of the Board or management has caused this recent narrowing of the discount and, in our opinion, if no action is taken by the Board to permanently eliminate or nearly eliminate the discount to NAV, double-digit percent discounts could well return.

           WHY SHOULD YOU VOTE "AGAINST" THE NEW MANAGEMENT AGREEMENT?

     The shares in your Fund continue to trade at a significant discount to NAV. In the absence of action by stockholders themselves, we believe that this discount will continue to persist indefinitely. Assuming the New Management Agreement is approved by Fund stockholders and the C-L Contract is consummated, we believe the discount to NAV that has been adversely affecting the value of your investment will continue. Additionally, we believe and are deeply concerned that if the New Management Agreement is approved before the discount is eliminated, then there is a real possibility that the recent, limited reduction in the discount following the announcement of the Transaction will prove temporary and will disappear, returning all stockholders to the era of a double-digit percent discount to NAV. Therefore, the upcoming vote on the approval of the New Management Agreement provides stockholders of the Fund with a unique opportunity to send a strong message to management and the Board that immediate steps must be taken to eliminate or nearly eliminate the discount to NAV.

----------

(3) See Footnotes 2 and 4.

(4) The Fund's aggregate net asset figures are based on the July 28, 2005 release from the Fund disclosing the following figures as of June 30, 2005:
Total Net Assets: $1,476.879 million, Market Price: $13.00, NAV: $14.89. Calculations are based on 99,194,650 shares of Common Stock outstanding (as disclosed in the Fund's definitive proxy statement filed with the SEC on March 15, 2005).

(5) See Footnote 4.

     Citigroup and Legg Mason have acknowledged the benefits of the C-L Contract for their respective organizations. However, based on our review of the Fund Proxy Statement, there do not appear to be any measurable benefits being offered to Fund stockholders. We find this troubling, particularly in light of the persistent discount to NAV that stockholders have had to suffer. Don't you? Without approval by Fund stockholders of the New Management Agreement, Citigroup will be unable to include your Fund in the Transaction, thereby forcing it to reconsider options for a business that it is seeking to divest. We believe that this presents a crucial opportunity for Fund stockholders to demonstrate their fair and understandable desire to see the discount to NAV eliminated or nearly eliminated by voting "AGAINST" management's proposal.

                             WHAT IS WRONG WITH SBF?

     Take a look at your Fund's performance and decide for yourself if your Board has successfully represented your economic interests.

A.   Persistent Discount to NAV

     In our opinion, SBF's current Board and management has made little or no progress in eliminating or nearly eliminating the discount to NAV. We are confident that SBF's poor Common Stock price performance is of great concern to all of SBF's stockholders, as it has been to us for some time.

     The numbers tell the story:

     o FACT: The average discount to NAV over the past 15 years is in excess of 11%.(6)

              [GRAPH OF QUARTER-END DISCOUNT TO NAV SINCE MID-1990

              Date          Price Per Share   NAV Per Share  % Discount to NAV
            6/30/2005            13.00           14.89             12.69%
            [LINE INDICATING DATE (JUNE 30, 2005) TRANSACTION WAS PUBLICLY
             ANNOUNCED]
            3/31/2005            12.65           14.71             14.00%
           12/31/2004            13.00           15.16             14.25%
            9/30/2004            11.91           14.04             15.17%
            6/30/2004            12.25           14.38             14.81%
            3/31/2004            12.14           14.14             14.14%
           12/31/2003            12.03           14.04             14.32%
            9/30/2003            10.71           12.51             14.39%
            6/30/2003            10.70           12.28             12.87%
            3/31/2003             8.90           10.40             14.42%
           12/31/2002             9.12           10.75             15.16%
            9/30/2002             8.52           10.03             15.06%
            6/28/2002            10.64           12.24             13.07%
            3/29/2002            12.49           14.10             11.42%
           12/31/2001            12.42           14.07             11.73%
            9/28/2001            11.86           12.64              6.17%
            6/29/2001            14.88           14.99              0.73%
            3/30/2001            13.75           14.37              4.32%
           12/29/2000            16.25           16.27              0.12%
            9/29/2000            17.81           19.23              7.37%
            6/30/2000            17.56           19.43              9.61%
            3/31/2000            19.75           20.76              4.87%

----------

(6) See Footnote 1.

              Date          Price Per Share   NAV Per Share  % Discount to NAV
           12/31/1999            20.38           19.24              5.90%
            9/30/1999            18.81           19.03              2.46%
            6/30/1999            19.81           20.10              3.61%
            3/31/1999            17.81           19.54              9.16%
           12/31/1998            18.19           18.75              3.00%
            9/30/1998            16.13           18.59             11.58%
            6/30/1998            18.00           20.49             13.07%
            3/31/1998            18.56           20.47              9.32%
           12/31/1997            17.69           17.85              1.96%
            9/30/1997            18.25           20.73             11.96%
            6/30/1997            16.88           19.48             13.05%
            3/31/1997            15.13           17.53             10.61%
           12/31/1996            16.00           17.43              8.92%
            9/30/1996            15.00           17.50             15.00%
            6/28/1996            14.25           16.67             14.52%
            3/29/1996            14.25           16.73             14.82%
           12/29/1995            13.38           15.43             13.32%
            9/29/1995            13.25           16.05             17.45%
            6/30/1995            12.38           14.96             17.28%
            3/31/1995            11.63           13.90             16.37%
           12/30/1994            10.50           12.87             18.42%
            9/30/1994            12.13           14.53             16.55%
            6/30/1994            12.25           13.83             11.42%
            3/31/1994            12.25           14.67              9.68%
           12/31/1993            12.75           14.88             14.32%
            9/30/1993            13.75           16.04             14.28%
            6/30/1993            13.50           15.57             14.90%
            3/31/1993            13.50           15.41             11.58%
           12/31/1992            13.75           15.16              9.30%
            9/30/1992            14.13           14.96              7.25%
            6/30/1992            13.75           14.85              9.09%
            3/31/1992            13.75           15.17              8.54%
           12/31/1991            13.88           15.28              9.20%
            9/30/1991            13.50           15.52             14.63%
            6/28/1991            12.88           14.96             13.94%
            3/29/1991            12.50           15.07             17.06%
           12/31/1990            11.00           13.29             18.17%
            9/28/1990            10.38           13.01             20.25%
            6/29/1990            12.88           15.50             16.94%

     o FACT: Since the beginning of 2002, SBF's shares have traded at an average 14% discount to NAV.(7)

             [GRAPH OF MONTH-END DISCOUNT TO NAV SINCE JANUARY 2002]

               Date         Price Per Share   NAV Per Share  % Discount to NAV
             8/31/2005            14.03            15.30             8.30%
             7/29/2005            13.85            15.41            10.12%
             6/30/2005            13.00            14.89            12.69%
             [LINE INDICATING DATE (JUNE 30, 2005) TRANSACTION WAS PUBLICLY
              ANNOUNCED]
             5/31/2005            12.73            14.78            13.87%
             4/29/2005            12.50            14.37            13.01%
             3/31/2005            12.65            14.71            14.00%

----------

(7) See Footnote 2.

               Date         Price Per Share   NAV Per Share  % Discount to NAV
             2/28/2005            12.88            14.99            14.08%
             1/31/2005            12.61            14.75            14.51%
            12/31/2004            13.00            15.16            14.25%
            11/30/2004            12.61            14.70            14.22%
            10/29/2004            12.10            14.15            14.49%
             9/30/2004            11.91            14.04            15.17%
             8/31/2004            11.80            13.92            15.23%
             7/30/2004            11.82            13.90            14.96%
             6/30/2004            12.25            14.38            14.81%
             5/31/2004            12.01            14.07            14.64%
             4/30/2004            11.90            13.86            14.14%
             3/31/2004            12.14            14.14            14.14%
             2/27/2004            12.47            14.50            14.00%
             1/30/2004            12.43            14.30            13.08%
            12/31/2003            12.03            14.04            14.32%
            11/28/2003            11.47            13.39            14.34%
            10/31/2003            11.41            13.25            13.89%
             9/30/2003            10.71            12.51            14.39%
             8/29/2003            10.95            12.81            14.52%
             7/31/2003            10.75            12.55            14.34%
             6/30/2003            10.70            12.28            12.87%
             5/30/2003            10.40            12.07            13.84%
             4/30/2003             9.68            11.29            14.26%
             3/31/2003             8.90            10.40            14.42%
             2/28/2003             8.80            10.37            15.14%
             1/31/2003             8.89            10.47            15.09%
            12/31/2002             9.12            10.75            15.16%
            11/29/2002             9.89            11.53            14.22%
            10/31/2002             9.26            10.82            14.42%
             9/30/2002             8.52            10.03            15.06%
             8/30/2002             9.68            11.20            13.57%
             7/31/2002             9.60            11.23            14.52%
             6/28/2002            10.64            12.24            13.07%
             5/31/2002            11.58            13.24            12.54%
             4/30/2002            11.66            13.30            12.33%
             3/29/2002            12.49            14.10            11.42%
             2/28/2002            12.15            13.64            10.92%
             1/31/2002            12.40            13.97            11.24%

     The Concerned Stockholders firmly believe that the narrowing of the discount to NAV since the announcement of the Transaction is not a sign of confidence in the Board's plan for SBF. Rather, we believe it is driven by anticipation of stockholder activism and by a recognition that it will be very difficult for the Fund to obtain stockholder approval for the New Management Agreement, thus giving stockholders rare leverage to force the Board to take concrete steps to eliminate the discount to NAV. In short, we believe that the narrowing of the discount is a sign that stockholders have a glimmer of hope that the Fund's trapped value may finally be returned to them. We fear that this temporary narrowing will disappear and double-digit discounts to NAV will return if the Board obtains approval of the New Management Agreement before eliminating the discount.

     o The only step taken by SBF's management to address the discount has been, in our view, ineffective share buyback plans:

          o In a failed attempt to address the discount, your Board approved a share buyback plan for 1 million shares on July 17, 2002. At the time, the number of shares covered by the buyback represented less than 1% of the total shares outstanding and just 10 days of average trading volume. This buyback was not completed until April 7, 2004. During that almost 2-year time period, the Fund's discount to NAV widened from 14.1% to 14.7%.

          o In yet another failed attempt to address the discount, another buyback of 1 million additional shares commenced in April 2004. As of the end of 2004, more than 300,000 of those shares had still not been bought back. The discount did not noticeably respond, ending 2004 at the same 14.7% level. As of April 15, 2005, more than 250,000 of those shares had still not been bought back. The shares as of that date traded at a 14% discount to NAV.

          o To date, SBF's attempts at buybacks of its own shares have been far too small to have any meaningful effect on the discount to NAV. The time for half-measures has passed.

     o FACT: As of June 30, 2005, the aggregate value of the discount to NAV was approximately $187 million.(8) If the discount to NAV were
          eliminated,   this  $187  million   could  be  in  the  hands  of  all
          stockholders.

     o FACT: As of June 30, 2005, the per share discount to NAV was approximately $1.89.(9) If the discount to NAV were eliminated, this $1.89 per share could be in your pocket.

     The Concerned Stockholders have continuously held shares of SBF Common Stock since October 2002, and we have been patient, long-term holders of the Fund's shares. We currently hold approximately 5.9 million shares of Common Stock, or approximately 6% of the Fund's outstanding shares. In recent months we have reached out several times to the Fund's management and Board, but there has been no substantive response. This proxy solicitation is not our first choice, but rather our last resort since the Board and management have failed to effectively address the issue. We continue to hold shares of Common Stock because we believe that the discount to NAV can be completely or nearly eliminated. Voting "AGAINST" the New Management Agreement could be, in our opinion, the first of several key steps towards accomplishing that objective and enhancing value for all Fund stockholders.

B.   SPDRs Offer Today's Investors More Efficient S&P 500 Exposure

     When SBF was formed in 1929, investment structures that enabled stockholders to gain exposure to major market indices were not nearly as well developed or abundant as they are today. But with the advent of highly liquid, efficient structures such as Standard & Poor's Depositary Receipts ("SPDRs"), attractive alternatives are widely available. By way of comparison:

                                    SBF                 SPDRs

Average discount to NAV(10)         14%                 Less than 1/10 of 1%

Average daily value traded(11)      $2.2 million        $6,825.2 million

Annual expenses as % of NAV         0.62-0.65%(12)      0.10%(13)

2004 dividend yield(14)             1.1%                1.6%

Primary exchange                    NYSE                American Stock Exchange

Dividend Reinvestment Plan?         Yes                 Yes


     Arguably, the more efficient alternatives available in today's environment render SBF obsolete and anachronistic. What is the Board doing to make SBF relevant in light of these more efficient alternatives? Until concrete steps are taken to address the discount to NAV, all Fund stockholders are trapped in a structure that we believe continues to suffer from the status quo. We believe that this is a further reason for stockholders to demand that management take immediate action to eliminate or nearly eliminate the discount to NAV. Accordingly, we urge you to vote "AGAINST" the New Management Agreement until your Board takes action to effectively address this important issue.

----------

(8) See Footnote 4.

(9) See Footnote 4.

(10) See Footnote 2.

(11) Based on average daily value traded for the period from September 1, 2004 to August 31, 2005, according to Bloomberg; in the case of SBF, ex-dividend dates are excluded from the calculation.

(12) Since 2000, SBF's ratio of expenses of average net assets has ranged from 0.62% to 0.65%. See page 21 of SBF's Annual Certified Shareholder Report filed March 9, 2005 on Form N-CSR with the SEC.

(13) After waivers and reductions. See SPDR supplement dated April 14, 2004 to prospectus dated January 27, 2004.

(14) Based on the sum of ordinary dividends paid out in 2004 divided by the average price during that period.

          HOW DOES VOTING "AGAINST" THE NEW MANAGEMENT AGREEMENT HELP?

     Voting "AGAINST" the New Management Agreement, in our view, will send a strong and clear message to the Fund's management and Board that the Stockholders of the Fund demand that they take immediate action to eliminate or nearly eliminate the discount to NAV - action that will enhance the value of your investment in the Fund. In our opinion, this discount has existed for far too long without any effective plan to eliminate or substantially reduce it. We believe that now is the time for the stockholders of the Fund, the true owners of the Fund, to send a clear message to the Board. Remember, it is your money and your investment - and the Board works for you.

     These are unique circumstances. Management and the Board need you to approve the New Management Agreement if the Fund is to be transferred to Legg Mason as part of the Transaction. Because management needs the votes to obtain the Required Consent to approve the New Management Agreement, this Special Meeting may be an unusual opportunity to deny the Board the results it wants until it takes action to enhance the value of your investment by eliminating or nearly eliminating the discount to NAV. Rejecting the New Management Agreement would also tell the investment community that SBF's stockholders are demanding its management be serious about eliminating or nearly eliminating the discount to NAV and increasing stockholder value - your value.

     We, the Concerned Stockholders, are not advocating any particular course of action to eliminate or nearly eliminate the Fund's discount to NAV. But we believe that your Board and management should act, and we do recognize that other closed-end funds have successfully pursued a variety of strategies to address their discounts. For example, closed-end funds, such as Templeton China World Fund, the Growth Fund of Spain, the Mexico Fund, the Korea Investment Fund, the Korea Fund, the Argentina Fund, and the Italy Fund, among others, have taken active steps to eliminate or substantially reduce their discounts to NAV. Strategies have included partial and full tender offers and liquidations, as well as conversions to open-end status and tax-free mergers into open-end funds. Isn't it time that your Fund's Board implemented a plan of action to eliminate or nearly eliminate the discount to NAV? Wouldn't you like the opportunity to benefit from the elimination of the discount to NAV? Wouldn't you like to see the value of your investment increase?

     Half-measures addressing the discount to NAV will not suffice anymore. The Board needs to adopt a strategy to eliminate (or nearly eliminate) the NAV discount, regardless of the mechanism it decides to use. The goal is clear - to eliminate the NAV discount and to enhance stockholder value.

       ACTIONS BY THE CONCERNED STOCKHOLDERS TO INCREASE STOCKHOLDER VALUE

A.   Discussions with Management

     In mid-June 2005, prior to the announcement of the Transaction, Mark Levine, a portfolio manager at Elliott Management Corporation, a Delaware corporation that provides management services to the Concerned Stockholders, called the Fund to request a meeting. The meeting was held on July 8, 2005, after the Transaction was announced. Present at the meeting were Mr. Levine, Michael Kagan, Executive Vice President of SBF and a Managing Director of the Adviser, and Brenda Grandell, Director of Closed-End Funds at Salomon Smith Barney Inc. At the meeting, the background of the Concerned Stockholders, the Fund's investment strategy, the Transaction and, particularly, the NAV discount were discussed. Mr. Levine expressed his concern over the NAV discount.

     On August 22, 2005, Mr. Levine and Jay Gerken, Chairman, President and Chief Executive Officer of the Fund and a Managing Director of Citigroup Global Markets Inc., conducted a conference telephone call to again discuss the Concerned Stockholder's displeasure over the persistent NAV discount and the inability of the Board to eliminate it. During the call, Mr. Levine declined to advocate any particular solution, and reiterated what was disclosed on August 19, 2005 in the Schedule 13D filed by the Concerned Stockholders with the SEC regarding the options that the Concerned Stockholders were weighing.

     On August 26, 2005, the Concerned Stockholders sent to the members of the Board a letter again addressing their concern over the NAV discount and disclosing that the Concerned Stockholders were opposed to approving the New Management Agreement until the discount has been eliminated. A copy of the letter is attached to the Schedule 13D/A filed by the Concerned Stockholders with the SEC on August 29, 2005.

B.   Proxy Contest

     In order to increase value for all Fund stockholders we are delivering this proxy statement to you. We are asking for your support and your vote. By supporting our effort to reject the New Management Agreement, we believe that you can motivate the Fund's Board and management to address the concerns stated above. While we believe and hope that rejecting the New Management Agreement will lead to action to increase the value of the Common Stock and eliminate or nearly eliminate the discount to NAV, it is impossible to predict whether the plan, if any, ultimately implemented by the Fund's Board will have the desired effect. Nevertheless, now is the time to try.

     As we have demonstrated, stockholders of the Fund have suffered as a result of, among other things, the Fund's significant discount to NAV. The 13% discount to NAV as of June 30, 2005 implies that there is approximately $1.89 per share in value trapped in the Fund as of such date. Now is the time to unlock the trapped value for all Fund stockholders.

     We have a unique opportunity to send a strong and clear message to the Board that we want it to take action to eliminate the NAV discount by voting "AGAINST" the New Management Agreement.

     SBF's Board works for you - the true owners of the Fund - and you should have a say in its destiny. You deserve a Board that is effective in increasing stockholder value and eliminating or nearly eliminating the discount to NAV, and a management team truly committed to those goals. We believe that the Fund should agree to eliminate or nearly eliminate the discount to NAV before the New Management Agreement is approved.

     Your proxy is the best means available for you to vote and to have your voice heard by your Fund's management. YOUR VOTE IS EXTREMELY IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE ACT TODAY.

     The accompanying [BLUE] proxy card will be voted at the Special Meeting in accordance with your instructions on such card. You may vote "AGAINST" the New
Management Agreement or withhold authority to vote for or against the New Management Agreement by marking the proper box(es) on the [BLUE] proxy card. If no marking is made but you sign and return the [BLUE] proxy card to the Concerned Stockholders, you will be deemed to have given a direction to vote all of your shares of Common Stock "AGAINST" the New Management Agreement.

     We believe that it is in your best interest to vote "AGAINST" the New Management Agreement at the Special Meeting, and strongly recommend a vote "AGAINST" it. Your vote is important regardless of the number of shares you own. Please act today by signing, dating and mailing your [BLUE] proxy card.

              OTHER MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING

     According to the Fund Proxy Statement, no other matter will be voted on by SBF's stockholders at the Special Meeting.

                           VOTING RULES AND PROCEDURES

     The shares of Common Stock are the only class of capital stock of the Fund entitled to vote for the approval of the New Management Agreements at the Special Meeting. Every holder of Common Stock is entitled to one vote for each share of Common Stock held. According to the Fund's Proxy Statement, at the Special Meeting the holders of a majority of the shares entitled to vote shall constitute a quorum.

     Under Maryland law, abstaining votes and broker non-votes are considered to be present for purposes of a quorum but are not deemed to be votes cast. A broker `non-vote' occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions on how to vote from the beneficial owner. Because there is only one proposal on the agenda, we do not expect any broker non-votes.

     Only holders of record as of the close of business on the Record Date will be entitled to vote. If you were a stockholder of record on the Record Date, you will retain your voting rights for the Special Meeting even if you sell or have sold your Common Stock after the Record Date. Accordingly, it is important that you vote the shares you held on the Record Date, or grant a proxy to vote such shares on the [BLUE] proxy card, even if you sell or have already sold your shares.

     Our goal is to defeat the Fund's proposal to obtain stockholder approval for the New Management Agreement. You should understand that by voting "AGAINST" the New Management Agreement on the [BLUE] proxy card you will be deemed to also be granting the Concerned Stockholders the right to withhold your proxy if they believe in good faith that such course of action will defeat the Fund's proposal.

          VOTE REQUIRED TO APPROVE/REJECT THE NEW MANAGEMENT AGREEMENT

     According to the Fund Proxy Statement, in order to approve the New Management Agreement, under applicable law, the Fund will need the approval of the vote of "a majority of the outstanding voting securities," which means the affirmative vote of the lesser of (a) 67% or more of the voting securities of the Fund that are present at the Special Meeting or represented by proxy if holders of shares representing more than 50% of the outstanding voting securities of the Fund are present or represented by proxy or (b) more than 50% of the outstanding voting securities of the Fund. THEREFORE, IT IS IMPORTANT THAT YOU VOTE "AGAINST" THE APPROVAL OF THE NEW MANAGEMENT AGREEMENT. Only shares of Common Stock that are voted in favor of a particular proposal will be counted toward such proposal's attaining the necessary votes. Shares of Common Stock present at the meeting that are not voted for a particular proposal (including broker non-votes and shares of Common Stock present by proxy where the stockholder properly withheld authority to vote for such proposal) will not be counted as a vote in favor of such proposal.

                            HOW TO DELIVER YOUR PROXY

     You are urged promptly to sign, date and mail the enclosed [BLUE] proxy card in the enclosed envelope to the following address:

     Elliott Associates, L.P. and Elliott International, L.P.
     c/o Innisfree M&A Incorporated
     501 Madison Avenue
     New York, New York  10022

     Please call Innisfree M&A Incorporated toll free (from the U.S. or Canada) at 1-888-750-5834 if you require assistance or have any questions.

How to Revoke Your Proxy

     Your execution of the [BLUE] proxy card will not affect your right to attend the Special Meeting and vote in person. Any proxy given by you may be revoked at any time prior to the Special Meeting by delivering a written notice of revocation, or a later dated proxy for the Special Meeting, to the Concerned Stockholders at the above address, or to the [Clerk] of the Fund at its principal executive offices, or by voting in person at the Special Meeting. If the [BLUE] proxy card is your latest proxy submission and no direction is given by you on such card, it will be deemed to be a direction to vote "AGAINST" the approval of the New Management Agreement. REMEMBER, ONLY YOUR LATEST DATED PROXY FOR THE SPECIAL MEETING WILL COUNT. YOUR VOTE IS IMPORTANT -- PLEASE ACT TODAY.

Important Instructions For "Street Name" Stockholders

     If any of your shares of SBF Common Stock are held in the name of a brokerage firm, bank nominee or other institution, only that institution can sign a [BLUE] Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please promptly sign, date and mail in the postage-paid envelope provided the enclosed [BLUE] Proxy Card (or voting instruction form) you received from the brokerage firm, bank nominee or other institutions in whose name your shares are held. Please do so for each account you maintain to ensure that all of your shares are voted.

     To ensure that your shares are voted in accordance with your wishes, you should also contact the person responsible for your account and give instructions for a [BLUE] Proxy Card to be issued representing your shares of SBF Common Stock. Under the rules of the New York Stock Exchange ("NYSE"), because the matter to be voted on at the Special Meeting is being contested by us, the Concerned Stockholders, it is expected that the New York Stock Exchange will not permit such brokerage firm, bank nominee or other institution to vote your shares other than as directed by your written voting instructions. While the NYSE has not yet declared that there is a proxy contest being waged at the Special Meeting, we expect this determination to be made shortly after our submission of this proxy statement.

            CERTAIN INFORMATION REGARDING THE CONCERNED STOCKHOLDERS
                   AND OTHER PARTICIPANTS IN THE SOLICITATION

     The Concerned Stockholders, Paul E. Singer, Elliott International Capital Advisors, Inc., Elliott Management Corporation, Mark Levine and Jonas Rydell, are the "participants" in the solicitation contemplated by this proxy statement, as defined in the proxy rules promulgated by the SEC under the Exchange Act.

     Elliott Associates is a Delaware limited partnership organized to purchase, sell and trade securities. Its principal offices are located at 712 Fifth Avenue, New York, New York 10019. Elliott Associates beneficially owns 2,943,425 shares of Common Stock.(15)

----------

(15) Elliott Associates owns its shares of Common Stock through The Liverpool Limited Partnership, a Bermuda limited partnership ("Liverpool"). Liverpool is owned by Elliott Associates as a 99% Limited Partner and by Liverpool Associates Limited, a Bermuda corporation ("Liverpool Associates"), as a 1% General Partner. Elliott Associates is the sole shareholder of Liverpool Associates.

     Elliott International is a Cayman Islands limited partnership organized to purchase, sell and trade securities. Its principal offices are located at c/o Bank of Bermuda (Cayman) Limited, Strathvale House, North Church Street, George Town, Grand Cayman, Cayman Islands, British West Indies. Elliott International Capital Advisors Inc., a Delaware corporation, acts as the investment advisor for Elliott International. Elliott International beneficially owns 2,943,425 shares of Common Stock.

     Collectively, Elliott Associates and Elliott International own 5,886,850 shares of Common Stock representing approximately 5.93% of the outstanding shares of Common Stock.

     Additionally, Elliott Associates and Elliott International have entered into notional principal amount derivative agreements (the "Derivative Agreements") with respect to 429,400 and 644,100 shares of Common Stock, respectively. The Derivative Agreements provide Elliott Associates and Elliott International with economic results that are comparable to the economic results of ownership but do not provide them with the power to vote or direct the voting or dispose of or direct the disposition of the shares that are the subject of the Derivative Agreements. The counterparty to the Derivative Agreements is an unaffiliated third party financial institution.

     Except as set forth in this proxy statement, none of the Concerned Stockholders or any other participant in this solicitation or any of their respective associates has any knowledge of or been engaged in any contracts, negotiations or transactions with the Fund or its affiliates concerning a merger, consolidation, acquisition, tender offer or other acquisition of securities, or a sale or other transfer of a material amount of assets other than as has been publicly filed by the Fund or third parties with the SEC; or has had any transaction (other than this proxy solicitation and matters incidental thereto) with the Fund or any of its executive officers, directors, subsidiaries or affiliates that would require disclosure under the rules and regulations of the SEC.

     Neither of the Concerned Stockholders nor any other participant (nor any of their associates) has a substantial interest, direct or indirect, by security holdings or otherwise, that will to their knowledge be acted upon at the Special Meeting.

                               SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

     Certain information regarding each person, including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), known to own "beneficially" as such term is defined in Rule 13d-3 under the Exchange Act, more than 5% of the Fund's outstanding Common Stock can be found in the Fund's Proxy Statement filed with the SEC or in its other publicly filed documents.

                     FACTS ABOUT OUR SOLICITATION OF PROXIES

     We may solicit proxies by mail, advertisement, telephone, facsimile, the internet, e-mail, and in person. Solicitations may be made by our agents and/or their employees, none of whom, except Innisfree M&A Incorporated, will receive any additional compensation for such solicitations. We will request banks, brokerage houses and other custodians, nominees and fiduciaries to forward all of our solicitation materials to the beneficial owners of the shares of Common Stock which such individuals or entities hold of record. We will reimburse these record holders for customary clerical and mailing expenses incurred by them in forwarding these materials to the beneficial owners of the Common Stock.

     We expect the total cost of this solicitation to be approximately [$__________]. Innisfree M&A Incorporated has been retained for solicitation and advisory services in connection with the solicitation of proxies for an estimated fee of $100,000, and we will reimburse Innisfree M&A Incorporated, Inc.'s for certain reasonable out-of-pocket expenses. The Concerned Stockholders have agreed to indemnify Innisfree M&A Incorporated against certain liabilities and expenses relating to this proxy solicitation.

     We will pay all costs associated with our solicitation of proxies.

           CERTAIN INFORMATION REGARDING THE NEW MANAGEMENT AGREEMENT,
                            THE ADVISER & LEGG MASON.

     Except as set forth in this proxy statement, the Concerned Stockholders do not have any knowledge of the below other than what has been publicly disclosed by the Fund in the Fund Proxy Statement, which is publicly available, and where you can find additional information regarding the following:

     1.  The Adviser and the Adviser's parent companies;

     2.  The Fund's current management agreement with the Adviser;

     3.  The New Management Agreement;

     4. Material differences between the current management agreement and the New Management Agreement;

     5.  the principal executive officers and directors of the Adviser;

     6.  The  basis  for  the  Board's  recommendation  of  the  new  Management
         Agreement;

     7. Fees paid by the Fund to the Adviser and its affiliates during the most recent fiscal year;

     8. Commissions paid to any broker affiliated with the Fund during the most recent fiscal year;

     9.  The Fund's principal underwriter and Administrator; and

     10. The relationship, if any, between any director or officer of the Fund and the Adviser and its affiliates.

     PLEASE INDICATE YOUR SUPPORT BY VOTING "AGAINST" THE APPROVAL OF THE NEW MANAGEMENT AGREEMENT BY PROMPTLY SIGNING, DATING AND MAILING THE ENCLOSED [BLUE] PROXY TO ELLIOTT ASSOCIATES, L.P., AND ELLIOTT INTERNATIONAL, L.P., IN THE POSTAGE PAID ENVELOPE PROVIDED. PROXIES MAY ALSO BE FORWARDED TO INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, NEW YORK, NEW YORK 10022.

     Please call Innisfree M&A Incorporated toll free (in the U.S. or Canada) at 1-888-750-5834 if you have any questions or need assistance.

     No postage is necessary if you mail the proxy card from within the United States.

ELLIOTT ASSOCIATES, L.P.
ELLIOTT INTERNATIONAL, L.P.
September [___], 2005

                                    IMPORTANT

     Your vote is important, regardless of the number of shares you own. Please vote as recommended by the Concerned Stockholders by taking these few easy steps:

     (a) If your shares are registered in your own name(s), please sign, date and promptly mail the enclosed [BLUE] Proxy Card in the postage-paid envelope provided.

     (b) If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a [BLUE] Proxy Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and promptly mail in the postage-paid envelope provided the enclosed [BLUE] Proxy Card (or voting instruction form) you received from the brokerage firm, bank nominee or other institutions in whose name your shares are held. Please do so for each account you maintain. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a [BLUE] Proxy Card to be issued representing your shares.

     (c) After signing the enclosed [BLUE] Proxy Card (or voting instructions form), do not sign or return any card (or form) sent to you by SBF's Board - not even as a vote of protest. Remember, only your latest dated card will count.

     If you have any questions about voting your shares or require assistance, please call:

                                 INNISFREE M&A INCORPORATED
                                 501 MADISON AVENUE
                                 NEW YORK, NEW YORK 10022

                                 CALL TOLL-FREE (FROM THE U.S. OR CANADA)
                                 1-888-750-5834

THE SALOMON BROTHERS FUND INC.

SPECIAL MEETING OF STOCKHOLDERS - OCTOBER 21, 2005

PRELIMINARY PROXY


     PROXY SOLICITED BY ELLIOTT ASSOCIATES, L.P. AND ELLIOTT INTERNATIONAL, L.P. IN OPPOSITION TO THE BOARD OF DIRECTORS OF THE SALOMON BROTHERS FUND INC. (the "FUND") AND THE NEW MANAGEMENT AGREEMENT THE FUND SEEKS TO ENTER INTO WITH SALOMON BROTHERS ASSET MANAGEMENT INC.

     The undersigned hereby appoints Mark Levine and Jonas Rydell, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock of The Salomon Brothers Fund Inc. which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders of the Company, scheduled to be held on October 21, 2005, or any other stockholders' meeting held in lieu thereof (the "Special Meeting"), and at any and all adjournments, postponements, rescheduling or continuations thereof.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO DIRECTION IS INDICATED, IT WILL BE VOTED "AGAINST" THE APPROVAL OF THE NEW MANAGEMENT AGREEMENT AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, RESCHEDULINGS OR CONTINUATIONS THEREOF.

Accordingly, you should understand that by voting "AGAINST" the New Management Agreement on the [BLUE] proxy card you will be deemed to also be granting the Concerned Stockholder the right to withhold your proxy if they believe in good faith that such course of action will defeat the Fund's proposal and advance the stockholder's interests.

IMPORTANT - PLEASE SIGN AND DATE ON REVERSE

BLUE PROXY CARD   Please mark your vote as indicated in this example  |X|

The Concerned Stockholders Recommend A Vote "Against" Item 1.

ITEM 1.    To approve a new Management Agreement

           |_|AGAINST               |_|ABSTAIN                |_|FOR


PLEASE PROMPTLY SIGN, DATE AND MAIL    Please sign exactly as your name appears
THIS CARD USING THE ENCLOSED           on this proxy. Joint owners should each
POSTAGE-PAID ENVELOPE. IF YOU HAVE     sign personally. If signing as attorney,
ANY QUESTIONS, OR NEED ASSISTANCE,     executor, administrator, trustee or
PLEASE CALL INNISFREE M&A INCORPORATED guardian, please include your full title.
(TOLL FREE FROM THE U.S. OR CANADA)    Corporate proxies should be signed by an
AT 1-888-750-5834                      authorized officer.  If a partnership,
                                       please sign in Partnership name by an
                                       authorized person.